Exhibit 99.1

Ladder Capital Finance Holdings LLLP Reports Fourth Quarter and Full Year 2013 Results

Financial Highlights

  2013 Core Earnings of $202.3 million exceed high-end of prospectus range, representing 14.0% year-over-year growth; fourth quarter Core Earnings of $20.9 million also above prospectus range
  Strongest earnings, origination, and securitization levels in company history - $2.5 billion of mortgage loan originations and $2.2 billion of mortgage loan securitizations via 6 transactions in 2013 with average gain on sale of loans, net of 7.1%
  Directly originated $2.0 billion of mortgage loans held for sale and $486.1 million of mortgage loans held for investment
  $3.5 billion of total assets on balance sheet with 1.9x debt to equity ratio pre-IPO on December 31, 2013

NEW YORK--(BUSINESS WIRE)--March 6, 2014--Ladder Capital Finance Holdings LLLP (“we”, “Ladder”, or the “Company”), an affiliate of Ladder Capital Corp (NYSE:LADR), today announced operating results for the fourth quarter and full year ended December 31, 2013. Core Earnings, a non-GAAP financial measure, were $202.3 million for the year ended December 31, 2013, compared to $177.5 million earned in the prior year, an increase of 14.0%. Core Earnings for the fourth quarter of 2013 were $20.9 million. We believe Core Earnings, which adjusts GAAP income before taxes for certain non-cash expenses and unrecognized derivative results, is useful in evaluating our earnings from operations.

Net income attributable to preferred and common unit holders for the twelve months ended December 31, 2013 was $189.8 million, compared to $169.5 million for the comparable period in the prior year, an increase of 12.0%. Net income attributable to preferred and common unit holders for the three months ended December 31, 2013 was $21.5 million. Total partners’ capital as of December 31, 2013 was $1.2 billion, an increase, via retained earnings, of $87.0 million compared to total partners’ capital at the end of 2012.

“We are very pleased with our results for 2013, which show the strength and balance of our national direct-origination platform in both conduit securitizations and other complementary balance sheet business lines, and our ability to drive attractive levels of profitability with moderate leverage and risk. We’re pleased with the inventory we’ve built into 2014 and we continue to feel well-positioned in our core businesses which enjoy a strong fundamental supply/demand backdrop,” said Brian Harris, CEO.

On February 11, 2014, Ladder Capital Corp completed an initial public offering of shares of its Class A common stock at a price to the public of $17.00 per share for net proceeds of $238.3 million. Concurrent with the closing of the offering, we entered into a new $75.0 million revolving credit facility. We intend to use the proceeds from the offering to grow our loan origination and related commercial real estate business lines, and for general corporate purposes. As a result of the initial public offering and related transactions, Ladder Capital Corp became the general partner of Ladder Capital Finance Holdings LLLP.

As of December 31, 2013, we had total assets of $3.5 billion, including $979.6 million of commercial real estate loans, $1.7 billion of commercial real estate-related securities, $624.2 million of real estate held for investment, and $107.3 million of cash. This represents an increase of $860.0 million, or 32.7%, compared to the total assets at the end of 2012. As of December 31, 2013, senior secured assets, including first mortgage loans, real estate-related securities secured by first mortgage loans and cash, represented approximately 75.0% of our total assets. During 2013, senior secured assets comprised 91.5% of our investment activity.

During the year ended December 31, 2013, we originated $2.5 billion of loans comprised of $2.0 billion of commercial mortgage loans held for sale and $486.1 million of commercial mortgage loans held for investment. We recorded income from the sale of loans, net, of $146.7 million in 2013, primarily from the contribution of $2.2 billion (face amount) of commercial mortgage loans in 6 securitization transactions. We also received $268.1 million in proceeds from the repayment of mortgage loans held for investment during 2013.

Our portfolio of real estate-related securities increased by $531.7 million during the year ended December 31, 2013 to $1.7 billion. The spread widening experienced during the third and fourth quarters of 2013 (which subsequently reversed in the first quarter of 2014) presented attractive CMBS investment opportunities, resulting in quarterly increases in our securities portfolio for the first time since 2011.

We also increased the size of our real estate portfolio during 2013 by $244.2 million. We purchased a net leased retail property, an office building in Southfield, MI, a portfolio of office buildings in Richmond, VA, an office building in Minneapolis, MN, and a multifamily apartment building in Miami, FL. With the exception of the apartment building, we have financed or intend to finance these properties with internally generated conduit first mortgage loans eligible for securitization. Contributions of fifteen loans secured by our real estate investments resulted in an increase in long-term financing of $184.4 million during 2013. We also sold 94 condominium units in Veer Towers in Las Vegas during 2013, resulting in income of $13.6 million, at an average 58.1% premium to our carrying value.

Portfolio Overview

The following table summarizes the book value of our investment portfolio as of the following dates:

	As of December 31,
	2013	2012	2011
	($ in thousands)
Loans
Conduit first mortgage loans	$440,490	$623,333	$258,842
Balance sheet first mortgage loans	411,655	229,926	229,378
Other commercial real estate-related loans	127,423	96,392	25,819
Total loans	979,568	949,651	514,039
Securities
CMBS investments	1,422,995	833,916	1,664,001
U.S. Agency Securities investments	234,251	291,646	281,069
Total securities	1,657,246	1,125,562	1,945,070
Real Estate
Total real estate, net	624,219	380,022	28,835
Total investments	3,261,033	2,455,235	2,487,944
Cash, cash equivalents and cash collateral held by broker	107,263	109,169	138,630
Other assets	120,767	64,626	27,815
Total assets	$3,489,063	$2,629,030	$2,654,389
Note: CMBS Investments and U.S. Agency Securities investments are carried at fair value.

We originate conduit first mortgage loans eligible for securitization that are secured by cash-flowing commercial real estate properties. These first mortgage loans are structured with fixed rates and five- to ten-year terms. During 2013, we participated in 6 commercial mortgage loan securitization transactions, selling and contributing $2.2 billion in principal value of loans. As of December 31, 2013, we held 17 first mortgage loans that were substantially available for sale into future securitizations with an aggregate book value of $440.5 million. Based on the outstanding loan principal balances at December 31, 2013 and the “as-is” third-party FIRREA appraised values at origination, the weighted average loan-to-value ratio of this portfolio was 69.7%.

We also originate balance sheet first mortgage loans secured by commercial real estate properties that are undergoing lease-up, sell-out, renovation, or repositioning. These mortgage loans are structured with floating rates and terms (including extension options) ranging from one to three years. As of December 31, 2013, we held a portfolio of 23 balance sheet first mortgage loans with an aggregate book value of $411.7 million. Based on the outstanding loan principal balances at December 31, 2013 and the “as-is” third-party FIRREA appraised values at origination, the weighted average loan-to-value ratio of this portfolio was 65.8%.

We selectively invest in other commercial real estate loans in the form of note purchase financings, subordinated debt, mezzanine debt, and other structured finance products related to commercial real estate. We held $127.4 million of other commercial real estate-related loans as of December 31, 2013. Based on the outstanding loan principal balances through the mezzanine or subordinated debt at December 31, 2013 and the “as-is” third-party FIRREA appraised values at origination, the weighted average loan-to-value ratio of this portfolio was 77.6%.

As of December 31, 2013, our portfolio of CMBS investments had an estimated fair value of $1.4 billion and was comprised of investments in 122 CUSIPs ($11.7 million average investment per CUSIP), with a weighted average duration of 4.6 years.

As of December 31, 2013, our portfolio of U.S. Agency Securities had an estimated fair value of $234.3 million and was comprised of investments in 60 CUSIPs ($3.9 million average investment per CUSIP), with a weighted average duration of 3.3 years.

As of December 31, 2013 we owned 34 single tenant retail properties, two individual office buildings, a portfolio of office buildings, 333 condominium units at Veer Towers in Las Vegas, and a multifamily apartment building. Our total real estate portfolio had an aggregate book value of $624.2 million. We typically originate non-recourse mortgage loan financing secured by an individual property or a group of properties in our real estate portfolio, and subsequently seek to securitize these loans. Once the loans have been securitized, they are included on our balance sheet as non-recourse long-term financing. As of December 31, 2013, we had $291.1 million of such non-recourse financing, secured by certain of our real estate properties.

Liquidity and Capital Resources

We held unrestricted cash and cash equivalents of $78.7 million at December 31, 2013. We had total debt outstanding of $2.2 billion as of December 31, 2013, and we had an additional $2.1 billion of committed financing available for additional investment, through our FHLB membership, our credit agreement, and our committed repurchase facilities.

We apply financial leverage to our asset base in a manner that is reflective of the composition and characteristics of our investments and our plans for holding and/or selling those investments. In doing so, we aim to diversify our funding across multiple counterparties and match-fund to expected hold periods.

The following table summarizes our debt outstanding as of the following dates:

	As of December 31,
	2013	2012
	($ in thousands)

Committed loan facilities	$159,313	$226,367
Committed securities facility	88,921	278,021
Uncommitted securities facilities	361,601	289,528
Long-term financing	291,053	106,675
Borrowings from the FHLB	989,000	262,000
Senior unsecured notes	325,000	325,000
Total	$2,214,888	$1,487,591

Conference Call and Webcast

We will host a conference call on Thursday, March 6, 2013 at 5:00 p.m. EST to discuss fourth quarter and full year 2013 results. The conference call can be accessed by dialing (855) 771-6992 domestic or (707) 287-9312 international, access code 5870615. Individuals who dial in will be asked to identify themselves and their affiliations. For those unable to participate, an audio replay will be available from 6:00 p.m. EST on Thursday, March 6, 2014 through midnight Thursday, March 20, 2014. To access the replay, please call (855) 859-2056 domestic or (404) 537-3406 international, access code 5870615. The conference call will also be webcast though a link on Ladder Capital Corp’s Investor Relations website at ir.laddercapital.com. A web-based archive of the conference call will also be available at the above website.

Non-GAAP Financial Measures

We present Core Earnings, which is a non-GAAP measure, as a supplemental measure of our performance. We define Core Earnings as income before taxes adjusted to exclude (i) net (income) loss attributable to noncontrolling interests in our consolidated joint ventures, (ii) real estate depreciation and amortization, (iii) the impact of derivative gains and losses related to the hedging of assets on our balance sheet as of the end of the specified accounting period, (iv) unrealized gains/(losses) related to our investments in agency interest-only securities, (v) the premium (discount) on long-term financing, and the related amortization of premium on long-term financing, (vi) non-cash stock-based compensation and (vii) certain one-time items. We do not designate derivatives as hedges to qualify for hedge accounting and therefore any net payments under, or fluctuations in the fair value of, our derivatives are recognized currently in our income statement. However, fluctuations in the fair value of the related assets are not included in our income statement. We consider the gain or loss on our hedging positions related to assets that we still own as of the reporting date to be “open hedging positions.” We exclude the results on the hedges from Core Earnings until the related asset is sold, and the hedge position is considered “closed.” We believe that excluding these specifically identified gains and losses associated with the open hedging positions adjusts for timing differences between when we recognize changes in the fair values of our assets and derivatives which we use to hedge asset values.

Set forth below is an unaudited reconciliation of income before taxes to Core Earnings:

	For the Year Ended December 31,
	2013	2012	2011
	($ in thousands)

Income before taxes	$192,463	$172,039	$73,241
Net (income) loss attributable to noncontrolling interest in consolidated joint ventures	1,098	49	(16)
Real estate depreciation and amortization	20,967	3,093	703
Adjustments for unrecognized derivative results	(18,665)	(8,662)	31,961
Unrealized (gain) loss on agency IO securities, net	2,665	5,681	(1,591)
Premium (discount) on long-term financing, net of amortization thereon	888	2,920	-
Non-cash stock-based compensation	2,881	2,408	151
Core Earnings	$202,297	$177,528	$104,449

We present Core Earnings because we believe it assists investors in comparing our performance across reporting periods on a consistent basis by excluding non-cash expenses and unrecognized results from derivatives and Agency interest-only securities, which we believe makes comparisons across reporting periods more relevant by eliminating timing differences related to changes in the values of assets and derivatives. In addition, we use Core Earnings: (i) to evaluate our earnings from operations and (ii) because management believes that it may be a useful performance measure for us.

Core Earnings has limitations as an analytical tool. Some of these limitations are:

  Core Earnings does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations and is not necessarily indicative of cash necessary to fund cash needs; and
  other companies in our industry may calculate Core Earnings differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Core Earnings should not be considered in isolation or as a substitute for net income attributable to preferred and common unit holders or as an alternative to cash flow as a measure of our liquidity or any other performance measures calculated in accordance with GAAP.

In the future we may incur gains and losses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Core Earnings should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

For additional information about our non-GAAP financial measures, please refer to our Annual Report on Form 10-K.

About Ladder

Ladder is a leading commercial real estate finance company that originates and invests in a diverse portfolio of commercial real estate and real estate-related assets, focusing on senior secured assets. Ladder’s investment activities include: (i) direct origination of commercial real estate first mortgage loans; (ii) investments in investment grade securities secured by first mortgage loans on commercial real estate; and (iii) investments in net leased and other commercial real estate. Founded in 2008, Ladder is run by a highly experienced management team with extensive expertise in all aspects of the commercial real estate industry, including origination, credit, underwriting, structuring, capital markets and asset management. Led by Brian Harris, the Company’s Chief Executive Officer, Ladder is headquartered in New York City and has branches in Boca Raton and Los Angeles.

Forward-Looking Statements

Certain statements in this release may constitute “forward-looking” statements. These statements are based on management’s current opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results. These forward-looking statements are only predictions, not historical fact, and involve certain risks and uncertainties, as well as assumptions. Actual results, levels of activity, performance, achievements and events could differ materially from those stated, anticipated or implied by such forward-looking statements. While Ladder believes that its assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect actual results. There are a number of risks and uncertainties that could cause actual results to differ materially from forward-looking statements made herein. Such forward-looking statements are made only as of the date of this release. Ladder expressly disclaims any obligation or undertaking to release any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or changes in events, conditions, or circumstances on which any such statement is based.

Ladder Capital Finance Holdings LLLP
Consolidated Statements of Income (unaudited)

	For the Year Ended December 31,
	2013	2012	2011
Net interest income
Interest income	$121,577,676	$136,198,204	$133,297,520
Interest expense	48,744,659	36,440,373	35,836,124
Net interest income	72,833,017	99,757,831	97,461,396

Provision for loan losses	600,000	448,833	-
Net interest income after provision for loan losses	72,233,017	99,308,998	97,461,396

Other income
Operating lease income	37,394,416	8,331,338	2,290,291
Tenant recoveries	3,271,095	-	-
Sale of loans, net	146,708,264	151,661,150	66,270,758
Gain on securities	4,230,953	19,013,960	20,081,114
Sale of real estate, net	13,565,164	1,275,235	-
Fee income	7,921,430	8,787,695	3,144,050
Net result from derivative transactions	28,075,232	(35,650,989)	(81,374,126)
Earnings from investment in unconsolidated joint ventures	3,203,358	1,256,109	346,612
Unrealized gain (loss) on Agency interest-only securities, net	(2,665,188)	(5,680,893)	1,591,442
Total other income	241,704,724	148,993,605	12,350,141
Costs and expenses
Salaries and employee benefits	61,038,260	51,090,424	26,448,942
Operating expenses	14,937,488	9,571,881	7,859,006
Real estate operating expenses	17,403,945	-	-
Fee expense	6,580,612	11,961,400	1,218,029
Depreciation and amortization	21,514,572	3,640,619	1,043,732
Total costs and expenses	121,474,877	76,264,324	36,569,709
Income before taxes	192,462,864	172,038,279	73,241,828
Income tax expense	3,729,778	2,583,999	1,510,149
Net income	188,733,086	169,454,280	71,731,679
Net (income) loss attributable to noncontrolling interest	1,098,150	49,084	(15,625)
Net income attributable to preferred and common unit holders	$189,831,236	$169,503,364	$71,716,054

Ladder Capital Finance Holdings LLLP
Consolidated Balance Sheets (unaudited)

	As of	As of
	December 31, 2013	December 31, 2012

Assets
Cash and cash equivalents	$78,742,257	$45,178,565
Cash collateral held by broker	28,520,788	63,990,568
Mortgage loan receivables held for investment, at amortized cost	539,078,182	326,318,550
Mortgage loan receivables held for sale	440,489,789	623,332,620
Real estate securities, available-for-sale:
Investment grade commercial mortgage backed securities	1,164,936,448	806,773,207
GN construction securities	13,006,860	51,842,317
GN permanent securities	113,216,186	108,807,295
Interest-only securities	366,086,700	158,138,700
Real estate, net	624,219,015	380,021,672
Investments in unconsolidated joint ventures	9,262,762	12,674,652
FHLB stock	49,450,000	13,100,000
Derivative instruments	8,244,355	5,694,519
Due from brokers	1,503	1,901,713
Accrued interest receivable	14,971,167	12,082,604
Other assets	38,837,255	19,172,873
Total assets	$3,489,063,267	$2,629,029,855
Liabilities and Capital

Liabilities
Repurchase agreements	$609,834,793	$793,916,703
Borrowings under credit agreement	-	-
Long-term financing	291,053,406	106,675,298
Borrowings from the FHLB	989,000,000	262,000,000
Senior unsecured notes	325,000,000	325,000,000
Due to brokers	-	-
Derivative instruments	7,031,033	18,515,163
Accrued expenses	64,400,382	19,273,388
Other liabilities	17,509,888	5,379,088
Total liabilities	2,303,829,502	1,530,759,640
Commitments and contingencies

Capital
Partners' capital
Series A preferred units	825,985,422	781,100,600
Series B preferred units	290,846,531	272,215,202
Common units	59,565,278	44,372,247
Total partners' capital	1,176,397,231	1,097,688,049
Noncontrolling interest	8,836,534	582,166
Total capital	1,185,233,765	1,098,270,215

Total liabilities and capital	$3,489,063,267	$2,629,029,855

Ladder Capital Finance Holdings LLLP
Consolidated Statements of Comprehensive Income (unaudited)

	For the Year Ended December 31,
	2013	2012	2011

Net income	$188,733,086	$169,454,280	$71,731,679

Other comprehensive income (loss)
Unrealized gains on securities

Unrealized gain (loss) on real estate securities, available for sale	(16,130,332)	29,014,769	6,691,658

Reclassification adjustment for (gains) losses included in net income	(4,230,953)	(19,013,960)	(20,081,114)

Total other comprehensive income (loss)	(20,361,285)	10,000,809	(13,389,456)

Comprehensive income	168,371,801	179,455,089	58,342,223

Comprehensive (income) loss attributable to noncontrolling interest	1,098,150	49,084	(15,625)

Comprehensive income attributable to preferred and common unit holders	$169,469,951	$179,504,173	$58,326,598

Ladder Capital Finance Holdings LLLP
Consolidated Statements of Cash Flows (unaudited)

	For the Year Ended December 31,
	2013	2012	2011

Cash flows from operating activities:
Net income	$188,733,086	$169,454,280	$71,731,679
Adjustments to reconcile net income to net cash provided by
(used in) operating activities:
Depreciation and amortization	21,514,572	3,640,619	1,043,732
Unrealized (gain) loss on derivative instruments	(14,013,966)	(12,694,838)	18,467,023
Unrealized (gain) loss on Agency interest-only securities, net	2,665,188	5,680,893	(1,591,442)
Provision for loan losses	600,000	448,833	-
Cash collateral held by broker for derivatives	(10,248,883)	4,640,186	(17,509,314)
Amortization of equity based compensation	2,881,447	2,407,773	150,696
Amortization of deferred financing costs included in interest expense	4,599,566	3,133,910	3,246,199
Amortization of (premium) discount on long-term debt	(533,818)	-	-
Amortization of above- and below-market lease asset	853,917	-	-
Accretion/amortization of discount, premium and other fees on loans and securities	56,619,748	35,334,242	23,329,660
Realized gain on sale of mortgage loan receivables	(146,708,264)	(151,661,150)	(66,270,758)
Realized gain on sale of real estate securities	(4,230,953)	(19,013,960)	(20,081,114)
Realized gain on sale of real estate	(13,565,164)	(1,275,235)	-
Origination of mortgage loan receivables held for sale	(2,013,674,038)	(2,036,138,933)	(1,139,669,700)
Repayment of mortgage loan receivables held for sale	5,840,419	75,654,634	19,957,458
Proceeds from sales of mortgage loan receivables held for sale	2,345,704,987	1,815,995,772	1,444,330,798
Accrued interest receivable	(2,888,563)	(318,080)	(811,868)
Earnings on investment in unconsolidated joint ventures	(3,203,358)	(1,256,109)	(346,612)
Distributions of return on capital from investment in unconsolidated joint ventures	3,894,303	1,403,687	-
Changes in operating assets and liabilities:
Due to brokers	-	(871,802)	657,632
Due from brokers	1,900,210	(1,683,023)	(200,982)
Other assets	(17,324,779)	(5,890,951)	6,048
Accrued expenses and other liabilities	57,317,794	1,642,506	3,862,937

Net cash provided by (used in) operating activities	466,733,451	(111,366,746)	340,302,072

Cash flows used in investing activities:
Acquisition of fixed assets	-	(351,041)	(1,317,417)
Purchases of real estate securities	(1,193,816,283)	(425,796,393)	(991,195,238)
Repayment of real estate securities	390,628,250	951,150,951	547,461,630
Proceeds from sales of real estate securities	192,387,118	279,275,981	406,937,614
Purchase of FHLB stock	(36,350,000)	(13,100,000)	-
Origination and purchases of mortgage loan receivables held for investment	(486,072,238)	(341,947,392)	(304,684,390)
Repayment of mortgage loan receivables held for investment	268,093,305	204,913,202	44,291,884
Reduction (addition) of cash collateral held by broker	45,718,663	(14,351,720)	(18,622,050)
Security deposits included in other assets	(4,356,098)	-	-
Capital contributions to investment in unconsolidated joint ventures	(4,696,405)	(9,265,125)	(9,549,518)
Distributions of return of capital from investment in unconsolidated joint ventures	7,417,350	6,169,025	170,000
Purchases of real estate	(289,383,112)	(428,651,275)	(3,870,000)
Proceeds from sale of real estate	36,929,752	75,646,240	-

Net cash provided by (used in) investing activities	(1,073,499,698)	283,692,453	(330,377,485)

Cash flows from financing activities:
Deferred financing costs	(3,190,379)	(10,599,987)	(500,000)
Repayment of repurchase agreements	(4,566,389,752)	(12,151,329,521)	(21,807,839,225)
Proceeds from repurchase agreements	4,382,307,842	11,348,169,066	21,719,206,391
Repayment of borrowings under credit agreements	(30,000,000)	-	-
Proceeds from borrowings under credit agreements	30,000,000	-	-
Proceeds from long-term financing	185,037,648	88,180,203	2,940,000
Repayment of long-term financing	(125,722)	(36,740)	(138,386,154)
Proceeds from FHLB borrowings	4,498,500,000	362,000,000	-
Repayments of FHLB borrowings	(3,771,500,000)	(100,000,000)	-
Proceeds from Notes issued	-	325,000,000	-
Purchase of derivative instruments	(20,000)	(226,225)	(48,375)
Partners' capital contributions	1,800,000	3,000,000	257,376,700
Series B offering costs - Series A Preferred	-	-	(1,154,614)
Series B offering costs - Common Units	-	-	(288,654)
Partners' capital distributions	(95,442,216)	(76,161,300)	(43,979,641)
Capital contributed by a noncontrolling interest	9,845,654	521,875	125,000
Capital distributed to a noncontrolling interest	(493,136)	(15,625)	(15,625)

Net cash provided by (used in) financing activities	640,329,939	(211,498,254)	(12,564,197)
Net increase in cash	33,563,692	(39,172,547)	(2,639,610)

Cash and cash equivalents at beginning of period	45,178,565	84,351,112	86,990,722
Cash and cash equivalents at end of period	$78,742,257	$45,178,565	$84,351,112
Supplemental information:
Cash paid for interest	$45,317,028	$27,179,564	$32,329,370
Cash paid for income taxes	$5,392,411	$589,042	$1,360,149

Supplemental disclosure of non-cash investing activities:
Transfer from mortgage loan receivables held for investment, at amortized cost to mortgage loan receivable held for sale
	$8,320,273	$-	$-

CONTACT:
Investor:
Ladder Capital Corp Investor Relations
917-369-3207
investor.relations@laddercapital.com